CALGARY, ALBERTA - November 5, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") and its majority controlled private subsidiary, Cougar Energy, Inc. ("Cougar"), welcomes David (Dave) Wilson as Vice President, Finance of Kodiak and Chief Financial Officer of Cougar effective November 2, 2009.  Additional information for Dave Wilson can be found at http://www.kodiakpetroleum.com/s/Management.asp.

Dave has over 20 years of professional accounting experience with various public and private oil and gas exploration companies, both domestically and internationally.  He has expertise in accounting, securities and regulatory standards for publicly traded companies including U.S. GAAP and Canadian IFRS.  Dave is also accomplished in various financing initiatives, related negotiations, and M&A transactions.  His proven executive management skills in the capacities of Vice President, Finance and Chief Financial Officer were instrumental in successfully executing various strategic transactions. He obtained his Certified Management Accountant designation from the Alberta Society of Management Accountants.

"I am delighted in joining Kodiak and Cougar at this exciting time in the companies' growth," stated Dave Wilson.  "I look forward to working with both executive management teams to create opportunities and implement financial and operational strategies to move the companies forward."

"We are excited to add such a qualified and experienced member to our executive management teams", said Bill Tighe, President and CEO of Kodiak.  "Dave's comprehensive level of industry, accounting and regulatory knowledge comes at a significant turning point for both Kodiak and Cougar."

With the appointment of Dave Wilson as Vice President, Finance of Kodiak and Chief Financial Officer of Cougar, Bill Brimacombe remains Chief Financial Officer of Kodiak and has stepped down as Chief Financial Officer of Cougar.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc. The focus is on the exploration and development of Canadian based onshore oil and gas properties. The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospect is located in the northeast New Mexico. Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
William (Bill) S. Tighe
President and CEO
Kodiak Energy, Inc.
+1(403) 262-8044
e-mail: info@kodiakpetroleum.com
http://www.kodiakpetroleum.com
http://www.cougarenergyinc.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mail to: info@kodiakpetroleum.com Message sent on Thu Nov 5, 2009 at 9:11:46 AM Pacific Time